Rand Logistics, Inc.

RAND LOGISTICS REPORTS CUSTOMER DISRUPTION EXPECTED TO AFFECT
SCHEDULING EFFICIENCIES

New York, NY – September 16, 2013 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced that it has recently been notified by its customer Cargill, Inc. of a temporary shutdown of their Cleveland, Ohio salt mine due to a geological shift in the underground formation.  The mine is located approximately 1,800 feet below Lake Erie, four miles north of Cleveland, Ohio.  As a result, the Company expects to experience scheduling inefficiencies of a portion of its fleet for the balance of the current sailing season.

Scott Bravener President of Lower Lakes commented, “Cargill does not believe that the geological shift impacts the long term viability of the mine and they expect to resume full production by November 2013. However, they have informed us that as a result of the production loss due to this event, our tonnage carried for them this navigation season will be negatively impacted by as much as 43%.”

Bravener added, “We expect all of our vessels, with the exception of the vessel in long-term layup, to operate into December 2013 even though market conditions otherwise remain challenging.”

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2013.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Cameron Associates Alison Ziegler and Kevin McGrath (212) 554-5469 alison@cameronassoc.com

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